                     ERLY INDUSTRIES INC.
                   10990 WILSHIRE BOULEVARD
                LOS ANGELES, CALIFORNIA 90024

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                To be Held September 17, 1996


TO THE SHAREHOLDERS OF ERLY INDUSTRIES INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ERLY Industries Inc. (the "Company"), a California corporation, will be held on Tuesday, September 17, 1996 at 10:00 a.m., at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California, for the following purposes as more fully described in the accompanying proxy statement:

     1.   To elect five directors to serve until the next
          Annual Meeting of Shareholders;

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, July 26, 1996 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof.

     WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, MANAGEMENT URGES YOU TO COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY.


                                   By Order of the Board of Directors,


                                   /s/  Thomas A. Whitlock
                                   --------------------------
                                   Thomas A. Whitlock
                                   Vice President and
                                   Assistant Secretary

Los Angeles, California
August 16, 1996



                            IMPORTANT

     BY SIGNING AND RETURNING THE ENCLOSED PROXY PROMPTLY, YOU WILL SAVE YOUR COMPANY FOLLOW-UP EXPENSE IN CONNECTION WITH THIS PROXY SOLICITATION.

                 ERLY INDUSTRIES INC.
               10990 WILSHIRE BOULEVARD
            LOS ANGELES, CALIFORNIA 90024



                   PROXY STATEMENT


                  _________________


      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                  September 17, 1996


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ERLY Industries Inc. ("ERLY" or the "Company") for use at the Company's Annual Meeting of Shareholders to be held on September 17, 1996, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. It is anticipated that this Proxy Statement will be mailed to shareholders on or about August 16, 1996. All expenses incident to the preparation and mailing of, or otherwise making available to all Shareholders, the Notice, Proxy Statement and Form of Proxy, are to be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company.

     Shares represented by proxies in the accompanying form which are returned properly executed will be voted in accordance with the proxy, unless previously revoked. A proxy given pursuant to the solicitation may be revoked at the option of the person executing it at any time prior to the exercise of the powers conferred, by the filing with the Secretary or Assistant Secretary of the Company of an instrument revoking such proxy or of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                       VOTING SECURITIES

     Only Shareholders of record of the Company's Common Stock at the close of business on July 26, 1996 will be entitled to vote at the Meeting, or at any adjournment thereof. On that date, the Company had outstanding 4,307,616 shares of Common Stock. Each share is entitled to one vote, subject, however, to the right of each Shareholder to cumulate his votes in the election of directors. (For an explanation of cumulative voting, see "Election of Directors" herein).


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of the Company's Common Stock as of July 26, 1996 of (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock;
(ii) each director and nominee for director of the Company; (iii) each executive officer named in the Compensation Table; and
(iv) all directors and executive officers of the Company and its subsidiaries as a group. Except as indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by each stockholder.


      Name and address of             Amount and nature of      Percent of
       beneficial owner               beneficial ownership        class *
      --------------------            --------------------      ----------
     Gerald D. Murphy, Chairman         1,714,253 shares           36.5%
       ERLY Industries Inc.                Direct (1) and
       10990 Wilshire Blvd.                Indirect (2)(7)
       Los Angeles, CA 90024

     Douglas A. Murphy, President         551,567 shares           11.8%
       and Director                        Direct (3)
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Internationale Nederlanden           525,166 shares           10.0%
       (U.S.) Capital Corporation          Direct (4)
       135 E. 57th Street
       New York, NY 10222-2101

     Kennedy Capital Management, Inc.     437,429 shares           10.2%
       425 N. New Ballas Road, #181        Direct (5)
       St. Louis, MO  63141

     William H. Burgess, Director         263,450 shares            6.1%
       550 Palisades Drive                 Direct
       Palm Springs, CA 92262

     Gentleness Limited                   205,850 shares            4.8%
       P.O. Box N-7776                     Direct (6)
       Lyford Cay
       Nassau, Bahamas

     Richard N. McCombs                   124,964 shares            2.8%
       Vice President and                  Direct
       Chief Financial Officer
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Bill J. McFarland, Director           41,322 shares            1.0%
       ERLY Industries Inc.                Direct
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Alan M. Wiener, Director                --                      --
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Thurston F. Teele, President            --                      --
       Chemonics International, Inc.
       1133 20th Street, N.W.
       Wasington, D.C.  20036


     All directors and executive officers
       as a group (11 persons)          2,172,679 shares (8)       45.2%

     * The percentages of shares held assume that options or convertible notes held by the particular individual, if any, have been exercised or converted, and no others.

     (1)  Mr. Gerald D. Murphy, Chairman of the Board of the
          Company, is the record holder of 1,158,095 shares.

     (2) Mr. Gerald D. Murphy's indirect beneficial ownership represents 556,158 shares owned (1) directly by his son Douglas A. Murphy, President of the Company, and
          (2) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 4,591 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 551,567 shares owned directly by his son, Douglas A. Murphy.

     (3) Mr. Douglas A. Murphy, President of the Company, is the record holder of 168,449 shares and has the right to acquire an additional 76,533 shares pursuant to options granted under the 1982 Incentive Stock Option Plan described under "Executive Compensation." In addition, Mr. D.A. Murphy has the right to acquire an additional 306,585 shares pursuant to the conversion features of a $1,000,000 note receivable from the Company described under "Transactions With Management" in this Proxy Statement.

     (4) International Nederlanden (U.S.) Capital Corporation ("ING Capital") filed a Schedule 13D in March 1995 concerning possible beneficial ownership of 525,166 shares, as adjusted for a 15% stock dividend (on a fully diluted basis), of ERLY Industries Inc. common stock. The potential ownership consists of stock that may be purchased pursuant to two warrant issues:
          (i) An "A" Warrant, exercisable into 262,583 shares at $.01 per share any time after April 1, 1996, and
          (ii) a "B" Warrant, exercisable into 262,583 shares at $.01 per share after April 1, 1995. These warrants were issued as an inducement and condition to certain loans and financial accommodations made by ING Capital for the benefit of ERLY as well as for general investment purposes. The warrants may be redeemed by the Company prior to September 30, 1996 upon receipt of certain payments by ING Capital as described below.

          In February 1995, the "A" and "B" warrants previously issued were amended to include a call feature, under which the Company could repurchase the warrants at a price of $7.61 per share (as adjusted for a 15% stock dividend). The call feature also eliminates the redemption provision, until the call period expires.

          In June 1995, the February extension was amended to reduce the $7.61 call price per share to $4.78 per share (as adjusted) and extended through September 30, 1996. If the call option is not exercised, the Company would have outstanding warrants to purchase approximately 525,166 shares of common stock at $.01 per share, all of which would be subject to redemption at the current market price of ERLY's stock.

     (5)  Based on Schedule 13G filed February 8, 1996 with the
          Securities and Exchange Commission. The filer is an investment advisor with discretionary accounts for investment purposes.

     (6) Based upon Schedule 13D filed as of September 14, 1995 with the Securities and Exchange Commission. Gentleness Limited is an Isle of Man corporation indirectly controlled by John M. Templeton. Mr. Templeton may be deemed to be the beneficial owner of the shares of ERLY owned by Gentleness by virtue of his ability to direct the voting or disposition of such shares.

     (7) Kingwood Lakes South, L.P. (Kingwood), a partnership created to build a residential development near Houston, Texas filed a Schedule 13D on April 7, 1995 (subsequently amended by 13D filings on April 1, 1996 and May 30, 1996) concerning possible beneficial ownership of 383,333 shares of ERLY Industries Inc. common stock. The partnership holds the stock as a security interest against a promissory note in the principal amount of $1,500,000 issued by Mr. Gerald D. Murphy as a capital contribution to the partnership.

          The Company and ARI have been named as codefendants in a lawsuit filed in the district court of Harris County, Texas. This is a dispute between the general partner Kingwook and G.D. Murphy and D.A. Murphy, Chairman and President, respectively, of the Company and ARI. Damages sought are in the range of $10 million, plus attorneys' fees and punitive damages.
          The Company and ARI were named as defendants in the lawsuit because of their actions to obtain restraining orders to prevent threatened foreclosures on the ERLY common stock pledged as collateral by G.D. Murphy and to stop interference by the plaintiff in the lawsuit, with ARI's mortgage note financing, as well as certain other alleged activities. The Company and ARI believe they have valid defenses in this case and that damages, if any, will not have a material effect on the Company's financial condition; however, as with any litigation, the ultimate outcome is unknown.

     (8) The number of shares shown as beneficially owned by all directors and officers as a group includes stock options held by officers to purchase 203,601 shares of the Company's stock and 306,585 shares issuable pursuant to a note payable by the Company described under "Transactions With Management."


     Mr. Gerald D. Murphy has pledged 701,803 shares of his ERLY
Industries stock as collateral for personal loans totaling
$2,137,500 from three financial institutions and a partnership.

     In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. ("ARI"). As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 777,777 shares of ARI Common Stock, 777,777 shares of Series A Preferred Stock (each share of which is convertible into one share of ARI Common Stock), and 2,800,000 shares of Series B Preferred Stock (each share of which is convertible into two shares of ARI Common Stock).

     If ERLY were to convert all of the shares of Series A
Preferred Stock and Series B Preferred Stock owned by it, ERLY would hold 7,155,554 shares, or approximately 81% of the outstanding shares, of ARI common stock.

     Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.

              PROPOSAL 1 - ELECTION OF DIRECTORS

     Five directors shall be elected at the meeting to serve until the next annual meeting and until their successors shall be elected and qualified. In voting for directors, each shareholder has the right, as provided by the By-laws and by California law, to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or to distribute that total number of votes among as many candidates as he desires. The five candidates receiving the highest number of votes will be elected.

     In the election of directors, the votes represented by proxies received pursuant to this solicitation will be distributed among the five nominees listed below to the end that, within the limitations of cumulative voting, the maximum number of said nominees will be elected. Should any of the said nominees become unavailable, discretionary authority is reserved to vote or refrain from voting for other nominees or to distribute the votes among all remaining nominees.

                     NOMINEES FOR BOARD OF DIRECTORS

     The names of the nominees and certain information about each of them as of the Record Date are set forth below:

                              Date elected    Number of shares       Percent
                              as director      of common stock          of
Name of nominee     Age       of company     beneficially owned       class
- -----------------   ---       ------------   ------------------      -------

Gerald D. Murphy     68        April 1964        1,714,253             36.5%

Mr. Murphy has served as Chairman of the Board and Chief Executive Officer of ERLY Industries Inc. since formation of the Company in 1964. He has served as Chairman of the Board of American Rice, Inc. (which is 81% owned by ERLY) since 1993 and as a Director of ARI since 1988. He also serves as a Director of Pinkerton's, Inc., a security and investigation services firm, and High Resolution Sciences, Inc., a technological corporation.

Douglas A. Murphy    40        January 1988        551,567             11.8%

Mr. Murphy has served as President of the Company since 1990 and as Chief Operating Officer since 1992. He has also served as President and Chief Executive Officer of American Rice, Inc. since 1993 and as a Director of ARI since 1990. He has served as President of ERLY Juice Inc. since 1988, a subsidiary of the Company, and was President of Comet American Marketing, a division of American Rice, Inc., from 1986 to 1990. He is also a director advisor of Compass Bank Houston.

William H. Burgess   79        September 1975      263,450              6.1%

Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc., a privately held company, and a Director of American Rice, Inc. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.

Bill J. McFarland    59        August 1986          41,322              1.0%

Mr. McFarland has served as Vice President of the Company since 1975 and as Director since 1986. He has served as President of Comet American Marketing and Senior Vice President of American Rice, Inc. since 1993. He was President of ERLY Food Group from 1990 to 1993, President of The Beverage Source from 1979 to 1990 and President of Early California Foods from 1975 until its sale in 1985 (all subsidiaries of the Company).

Alan M. Wiener       58        March 1995             --                 --%

Mr. Wiener has served as a Director of the Company since 1995. He was President of Impulse Designs, Inc. from 1974 to 1995 and is presently serving as chairman of the board. He is also a director of FloTool International, Inc. He previously served as a director of Cal Fame Citrus Products, Inc. and Leisure Technology, Inc.

    Mr. Douglas A. Murphy is the son of Gerald D. Murphy,
Chairman of the Board of the Company. There are no other family relationships among the directors of the Company.

    Each of the nominees has sole voting and investment power with respect to shares owned directly by them. Included in common stock beneficially owned by Mr. Douglas A. Murphy and Mr. Bill J. McFarland are options issued in 1988 to purchase 76,533 shares and 30,613 shares, respectively, at $3.92 per share under the Company's Incentive Stock Option Plan. These options expire in 1998.

         COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four committees with specific responsibilities to support the operations of the full Board. These are the Executive Committee, the Audit Committee, the Compensation Committee and the Profit Sharing Plan Committee. The Board of Directors does not have a Nominating Committee, as the entire Board acts in this capacity.

    The Board of Directors has delegated to the Executive Committee the powers and authority of the Board in the management of the business, except that the Executive Committee is not to: take any actions which could await actions by the Board; approve capital expenditures exceeding $100,000; or, authorize transactions which would be both material and outside the ordinary and normal course of the business of the corporation. Mr. Gerald
D. Murphy serves as chairman of this Committee, and Messrs. Douglas A. Murphy and Burgess are committee members.

    The Audit Committee meets with the Company's independent certified public accountants and reviews the scope and results of the annual audit. Mr. Wiener is Chairman and Mr. Burgess and Mr.
McFarland are members of the Audit Committee.

    The Compensation Committee recommends to the Board of Directors proposed compensation programs for all principal officers of the corporation. Mr. Burgess is Chairman and Mr. G.D. Murphy and Mr. Wiener are committee members.

    The Profit Sharing Plan Committee recommends to the Board of Directors proposed contributions by the Company to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan. Mr. Douglas A. Murphy is Chairman and Mr. McFarland is a committee member.

    During the fiscal year ended March 31, 1996, the full Board held three meetings; the Executive Committee took three actions; the Audit Committee met twice; the Compensation Committee met one time. Each director was in attendance at 75% or more of all of the meetings of the full Board of Directors and all committees on which each director served.




                 COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not officers of the Company receive compensation of $2,000 per quarter plus a fee of $1,500 for each meeting attended in person or by telephone.
In addition, in fiscal 1996, Mr. Burgess received fees of $31,500 for public relations services provided to the Company. Effective April 1, 1996, the Company will pay for outside Board members to participate in the Company's group insurance plan for medical benefits.

                             EXECUTIVE COMPENSATION

    The following table sets forth information for each of the three fiscal years ended March 31, 1996 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries:


                                                                  SUMMARY COMPENSATION TABLE
                                                                  --------------------------
                                                 Annual Compensation                  Long-term Compensation
                                         ----------------------------------  -------------------------------------
                                                                                     Awards              Payouts
                                                                             -----------------------    ----------
                              Fiscal                              Other                  Securities
                              Year                                Annual     Restricted   Underlying                All Other
     Name and                 ended                               Compen-      Stock      Options/         LTIP      Compen-
Principal Position           March 31     Salary      Bonus($)    sation($)   Awards($)    SARs(#)      Payouts($)   sation($)
- ------------------           --------    --------    ---------   ---------   ----------  -----------    ----------  ----------
                                                                    (1)         (2)
Gerald D. Murphy               1996      $325,000     $100,000   $ 6,630     $   -             -           -        $  5,609(3)
  Chairman of the Board and    1995       310,000      120,160     7,233       43,774          -           -           9,060(3)
   Chief Executive Officer of  1994       290,000       50,000       588       75,000          -           -         293,507(4)
    ERLY Industries Inc.
    Chairman of the Board of
    American Rice, Inc.

Douglas A. Murphy              1996       250,000      100,000     5,000         -             -           -           5,319(3)
  President and Chief          1995       230,000       93,280     5,791       36,858          -           -           8,914(3)
    Operating Officer of       1994       210,000       50,000     4,975       75,000          -           -         112,720(5)
    ERLY Industries Inc.
  President and Chief
    Executive Officer of
    American Rice, Inc.

Bill J. McFarland              1996       204,000         -        5,555         -             -           -           4,002(3)
  Vice President of ERLY       1995       198,000       55,400     4,075       14,263          -           -           7,500(3)
    Industries Inc.            1994       190,000        5,000     1,815        5,000          -           -          10,303(3)
  Senior Vice President of
    American Rice, Inc.

Thurston F. Teele              1996       200,000      253,000     5,058         -             -           -           7,500(3)
  President of Chemonics       1995       183,600      364,000     1,640         -             -           -           7,500(3)
    International, Inc.        1994       180,000       67,900     1,940         -             -           -           7,340(3)

Richard N. McCombs             1996       175,000       15,000       435         -          80,500         -           3,392(3)
  Vice President and Chief     1995       170,000       28,560     2,418        7,347          -           -           8,106(3)
    Financial Officer of       1994       155,000       74,000     1,954       88,250          -           -          11,135(3)
    ERLY Industries Inc.
  Executive Vice President
    of Finance and
    Administration of
    American Rice, Inc.


(1) Amounts included in this column reflect: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company, and (iii) reimbursements under the Company's Executive Medical Plan (the "Plan"). Under the Plan, key executive officers of the Company are entitled to be reimbursed for expenses incurred for medical and dental care provided to the key executive officer and his dependents which are not otherwise covered by other sources.

(2) The number of shares of restricted stock and the market value thereof held by the executive officers listed in the table at March 31, 1996, was as follows: G.D. Murphy, 3,867 shares ($33,952); D.A. Murphy, 3,256 shares ($28,588); B.J. McFarland, 1,260 shares ($11,063); Thurston F. Teele, none; and, R.N. McCombs, 649 shares ($5,698). Such shares are restricted
     for a two-year period from the date of issuance.   Although no cash
     dividends have ever been paid on ERLY common stock, dividends, if any, would be paid on restricted stock at the times and in the same amounts as dividends paid to all shareholders.

(3) Amounts represent Company contributions to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan.

(4) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan ($13,507); (2) a $180,000 fee for a personal guaranty by G.D. Murphy of an $8 million bank line of credit advance to Comet Rice; and (3) a $100,000 fee ($35,000 cash plus $65,000 of ERLY stock) for a personal guaranty by G.D. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.

(5) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Plan ($12,720); and (2) a $100,000 fee ($35,000 cash plus $65,000 ERLY stock) for a personal guaranty by D.A. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.


    In 1982, the Board of Directors adopted an Incentive Stock Option Plan (the "Plan"), which was subsequently approved by the shareholders. Under the Plan, 250,000 shares of ERLY common stock were reserved for the granting of options to key employees. The Plan had a term of 10 years and expired in 1992. The expiration of the Plan has no effect on outstanding options. The purchase price for shares could not be less than the market value of the shares at the date of grant. The options were exercisable 25% a year over a four-year period beginning one year after the date of issuance. Options generally expire ten years from the date of grant.

    In fiscal 1996, the Company granted stock options to a key employee for 80,500 shares at a price of $5.00 per share (as adjusted for a 15% stock dividend in September 1995). Options for 40,250 shares became exercisable in fiscal year 1996 and options for the remaining 40,250 shares become exercisable in fiscal year 1997.

    As of July 26, 1996, options for 193,769 shares remain outstanding, of which 153,519 options were exercisable. The balance of the options for 40,250 shares become exercisable in fiscal year 1997. The market value of the Company's common stock at March 31, 1996 was $8.78 per share, compared to the option price (as adjusted for stock dividends) of $3.92 per share for 113,269 options and $5.00 per share for 80,500 options.



    The following table presents information on stock options held by the executive officers named in the Compensation Table at the end of fiscal 1996. During fiscal 1995, Mr. McFarland exercised options granted in 1985 for the purchase of 8,053 shares of ERLY common stock at a price of $3.73 per share. In fiscal 1996, Mr. McCombs was granted options to acquire 80,500 shares (as adjusted for a 15% stock dividend) at a price of $5.00 per share.




                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996
                        AND MARCH 31, 1996 OPTION/SAR VALUES

                                                               Number of
                                                               Securities                        Value of
                                                               Underlying                      Unexercised
                                                               Unexercised                     In-the-Money
                                                             Options/SARs at                  Options/SARs at
                       Shares                               March 31, 1996 (#)             March 31, 1996 ($)(2)
                     Acquired on        Value          --------------------------       --------------------------
     Name            Exercise (#)   Realized ($)(1)    Exercisable  Unexercisable       Exercisable  Unexercisable
- ------------         ------------   ---------------    -----------  -------------       -----------  -------------

Gerald D. Murphy           -               -                -               -                -             -

Douglas A. Murphy          -               -              76,533            -            $371,950          -

Bill J. McFarland          -               -              30,613            -            $148,779          -

Thurston F. Teele          -               -                -               -                -             -

Richard N. McCombs         -               -              40,250         40,250          $152,145      $152,145




(1) Market value of underlying securities at March 31, 1996 ($8.78 per share), less the exercise price. The values in the last two columns have not been, and may never be, realized by the officers. Actual gains, if any, on option exercises will depend on the value of the Company's common stock on the date of exercise.

Incentive Compensation Plan - American Rice, Inc.

 The Company owns 81% of the outstanding voting capital stock of American Rice, Inc. In fiscal 1995, ARI's shareholders and Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses, in addition to other compensation they may receive from ARI, of 80% cash and 20% ERLY or ARI common stock if the minimum Return on Equity (as defined in the Incentive Plan) of ARI is achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% will be earned in the following year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Unvested bonuses awarded that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA. ERLY's shareholders and Board of Directors also approved the Incentive Plan and reserved 250,000 shares of ERLY's $.01 par value common stock for issuance pursuant to the terms of the Incentive Plan.



                COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

    Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consists of Mr. William H. Burgess, Chairman, Mr. Gerald D. Murphy and Mr. Alan M. Wiener. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of American Rice, Inc. He is the beneficial owner of 6.1% of the Company's common stock. Mr. Murphy is Chairman and Chief Executive Officer of the Company and is the beneficial owner of 36.7% of the Company's common stock. He is also Chairman of the Board of American Rice, Inc.

    All decisions by the Compensation Committee were reviewed and approved without change, by the full Board of Directors of the Company. Mr. Burgess was responsible for the determination of Mr. G.D. Murphy's compensation as Chief Executive Officer and Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, who is the Chief Executive Officer of the Company, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

    Mr. Burgess and Mr. Murphy are also Directors of American Rice, Inc. Both serve on ARI's Compensation Committee of the Board of Directors, with Mr. Murphy as Chairman of the Committee.

    Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition, Mr. R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice President of American Rice.

    The Company has a $1.0 million convertible promissory note payable to Douglas A. Murphy, President of the Company, which arose in April 1992. The note has been renewed on an annual basis each year and on April 1, 1996 Mr. Murphy again renewed the note. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1997, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.26 per share (as adjusted for a 15% stock dividend in September 1995), the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.



                   REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee's objectives are to establish compensation programs designed to attract and retain executives who are responsible for achieving the business goals of the Company. The Committee reviews and sets the compensation levels of members of management. It is also responsible for the administration of the Company's various compensation plans including annual salaries and bonuses, stock options, the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan and other benefits provided to executives.


Base Salary Levels

    Base salary levels for ERLY's executive officers increased by approximately 5.2% from fiscal year 1995 to 1996. Historically, the compensation of the executive officers of the Company, including the Chief Executive Officer, has not been formally set by the Committee using specific performance goals or formulas tied to financial benchmarks. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as: personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, informal surveys of compensation paid to executive officers holding similar positions in other publicly traded companies of comparable size, and the fiscal year 1995 performance of the Company and the subsidiary or division to which the executive is assigned. When considering executive compensation for fiscal 1996, the Committee considered various contributions in fiscal 1995, including: (1) the continued improvement in ERLY's financial results (net income in 1995 was $9.3 million; stockholders' equity increased by $8.4 million to $16.8 million at March 31, 1995; working capital was $15.9 million at March 31, 1995 compared to $2.9 million at March 31, 1994), (2) sales increased 37% from $335 million in 1994 to $460 million in 1995 with each operating subsidiary reporting record sales, (3) a new $11 million line of credit was obtained for Chemonics International, Inc., and (4) the start-up of the ARI-Vinafoods joint venture in Vietnam.

    All of the subjective factors were considered by the Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.

Bonuses

    In fiscal 1995, ARI's shareholders and Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses that are payable 80% in cash and 20% in common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA. No bonuses were awarded under the terms of the Incentive Plan for fiscal year 1996. Certain individuals were given individual incentive bonuses for merit and recognition of performance for the successful completion of the $100 million public bond offering by American Rice in August 1995.

    The Company's subsidiary, Chemonics International, Inc., has a bonus plan covering certain executives, including the President of the subsidiary, T.F. Teele, who is listed in the Summary Compensation Table under "Executive Compensation." Bonuses are paid according to computations which consider: (a) Results for the year based on a minimum return on equity (15%), and (b) results for the year in excess of budgeted targets.

    Under ERLY's executive compensation program covering corporate and divisional executives other than ARI personnel and Chemonics International personnel (who are covered by bonus plans described above), bonuses of stock and/or cash may be awarded in recognition of achievement during a year. Individual performance is assessed considering both qualitative and quantitative performance; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash bonuses were awarded to executive officers in 1996 to acknowledge various contributions in fiscal 1996, including: (1) the improvement in ERLY's operating results (excluding a non-recurring $7.2 million provision for loss on disposal of a property held for sale by ARI); stockholders' equity increased by $735,000 for the year to $17.5 million at March 31, 1996; working capital increased to $56.5 million at March 31, 1996 compared to $15.9 million last year; and, sales increased 6% from $460 million in 1995 to $487 million in 1996, and (2) the successful completion of a $100 million public bond offering by American Rice in August 1995.

Other

    The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and company provided automobiles.

    Amounts paid in fiscal 1996 under the above described plans and programs for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the Summary Compensation Table and related footnotes presented in the "Executive Compensation" section.


Compensation of Chief Executive Officer in 1996

    In considering the amount of compensation for fiscal year 1996 for Mr. Gerald D. Murphy, Chief Executive Officer, the Committee (excluding Mr. G.D. Murphy) and the Board considered the improved financial results reported by the Company in 1996 as described above, and contributions made by Mr. Murphy to enhance the long-term growth of the Company which included: the significant export sales of rice to the Far East in 1994 and 1995; the establishment of a joint venture for rice operations in Vietnam; and, the coordination of other potential export opportunities.

    As with the Company's other executives, Mr. G.D. Murphy's 1996 salary was based on the various subjective factors detailed under the caption "Base Salary Levels" above. Mr. Murphy's base salary increased from $310,000 in 1995 to $325,000 in 1996, a 4.8% increase. Mr. Murphy also received a cash bonus of $100,000 for 1996. This was paid in recognition of: The successful completion of a $100 million public bond offering by American Rice, the favorable financial results recorded by the Company's other operating entities, Chemonics International and Fire-Trol, in fiscal year 1996, and the start-up of the ARI-Vinafoods joint venture in Vietnam.


     In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1 million. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future.


    COMPENSATION COMMITTEE
    ERLY INDUSTRIES INC.


    William H. Burgess, Chairman
    Gerald D. Murphy
    Alan M. Wiener

                     STOCK PRICE PERFORMANCE

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Standard and Poor's Food Products Companies. The comparison covers the five-year period from April 1, 1991 to March 31, 1996, the end of ERLY's 1996 fiscal year and assumes that $100 was invested at the beginning of the period in ERLY Common Stock and in each index.

    The stock price performance shown on the graph is not necessarily indicative of future price performance.




                                         Total Return      S & P
                                           for the         Food
                              ERLY       NASDAQ Stock    Products
                           Industries       Market -     Companies
Measurement Period            Inc.      U.S. Companies     Index
- ------------------         ----------   --------------   ---------

At April 1, 1991               $100         $100           $100

FYE March 31, 1992               54          127            109
FYE March 31, 1993               51          147            119
FYE March 31, 1994               69          158            110
FYE March 31, 1995              178          176            131
FYE March 31, 1996              139          239            164


              COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

    Executive officers and directors of the Company are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Company has reviewed such reports received by it and believes that, except as specified below, all of its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 1996.

    Annual Report Form 5 for the fiscal year ended March 31, 1996 was not timely filed for R.N. McCombs. Form 4's to report fiscal year 1996 sales of ERLY common stock in the Company's Profit Sharing Plan (401k) were not timely filed by L.M. Pullen, D.A. Murphy and G.D. Murphy. A Form 4 to report sales of stock in December 1995 and January 1996 was not timely filed by J.S. Poole.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSACTIONS WITH MANAGEMENT


    The Company has a $1.0 million convertible promissory note payable to Douglas A. Murphy, President of the Company, which arose in April 1992. The note has been renewed on an annual basis each year and on April 1, 1996 Mr. Murphy again renewed the note. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1997, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.26 per share (as adjusted for a 15% stock dividend in September 1995), the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.


CERTAIN BUSINESS RELATIONSHIPS


    In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 777,777 shares of ARI Common Stock (each share of which is entitled to one vote), 777,777 shares of Series A Preferred Stock (each share of which is entitled to one vote and is convertible into one share of ARI Common Stock), and 2,800,000 shares of Series B Preferred Stock (each share of which is entitled to two votes and is convertible into two shares of ARI Common Stock). Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. G.D. Murphy, D.A. Murphy, and
W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.

    Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition,
R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice President of American Rice.


            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP has been the Company's independent certified public accountants since the inception of the Company in 1964 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


OTHER MATTERS

    The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting. However, if any other business shall properly come before the Meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such other business in accordance with the best judgment of the person or persons acting under the proxies.




                                 1997 SHAREHOLDER PROPOSALS

    Any proposal a shareholder of the Company wishes to have presented at the 1997 Annual Meeting of Shareholders must be received by the Company on or before May 31, 1997.

                                  By Order of the Board of Directors



                                  /s/  Thomas A. Whitlock
                                  ------------------------
                                  Thomas A. Whitlock
                                  Vice President and
                                  Assistant Secretary


Los Angeles, California
August 16, 1996


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED POSTAGE PREPAID ENVELOPE.

                            ERLY INDUSTRIES INC.

                            SHAREHOLDERS' PROXY


   This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints GERALD D. MURPHY and DOUGLAS A. MURPHY as Proxies, each of them with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of ERLY Industries Inc. held on record by the undersigned on July 26, 1996, at the Annual Meeting of Shareholders to be held on September 17, 1996, or any adjournment thereof.


1.  ELECTION OF DIRECTORS   __ FOR all nominees listed below (except as marked
                               to the contrary below)

                            __ WITHHOLD AUTHORITY (to vote for all nominees
                               listed below)

    G.D. Murphy, D.A. Murphy, W.H. Burgess, B.J. McFarland and A.M. Wiener. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):

______________________________________________________________________________


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                       ERLY INDUSTRIES INC.

                       SHAREHOLDERS' PROXY


       Proxy Number    Shares of common stock


    This Proxy when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposal 1.

                        Dated..............................., 1996

                        _________________________________________
                                    Signature

                        _________________________________________
                                    Signature, if held jointly

    IMPORTANT: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
     USING THE ENCLOSED ENVELOPE.